UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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BigBand Networks, Inc.
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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 18, 2010

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of BigBand Networks, Inc., a Delaware corporation (“BigBand Networks” or the “Company”), will be held on October 18, 2010 at 11:00 a.m., Pacific Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California 94304. At the meeting, you will be asked to consider and vote upon a proposal to approve a one-time stock option exchange program. This proposal may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

After careful consideration, our Board of Directors has approved the proposal and recommends that you vote FOR the proposal. Details of the proposal and business to be conducted at the meeting can be found in the enclosed proxy statement. Equity awards are an important incentive to retaining and motivating key employees who we view as our most valuable assets. Your support of this proposal is key to our success. Please bear in mind that the proposal specified above is not considered a routine matter, and, consequently, if your shares are held by your broker in “street name” and you do not instruct your broker how to vote your shares, your broker will not be able to vote your shares at this meeting. Thank you for your consideration and support.

You are entitled to attend the Special Meeting only if you were a BigBand Networks stockholder as of the close of business on September 1, 2010 or hold a valid proxy to vote shares at the Special Meeting.

All stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy or voting instructions for the Special Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. Any stockholder attending the Special Meeting may vote in person even if such stockholder has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert E. Horton
Senior Vice President, General Counsel and
Corporate Secretary

Redwood City, California
September 20, 2010

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND
RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE.

SPECIAL MEETING OF STOCKHOLDERS

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

i

BIGBAND NETWORKS, INC.

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING

Q:	When were the proxy materials first mailed?

A:	This proxy statement was first mailed to stockholders on or about September 20, 2010.

Q:	Why am I receiving these materials?

A:	The board of directors (the “Board”) of BigBand Networks, Inc., a Delaware corporation (“BigBand Networks,” “we,” “us,” “our” or other similar references), is providing these proxy materials to you in connection with BigBand Networks’ Special Meeting of Stockholders, which will take place on October 18, 2010. As a stockholder as of September 1, 2010 (the “Record Date”), you are invited to attend the Special Meeting and are entitled to and requested to vote on the item of business described in this proxy statement.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposal to be voted on at the Special Meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain BigBand Networks’ 2009 Annual Report on Form 10-K and 2010 Quarterly Reports on Form 10-Q?

A:	A copy of each of our 2009 Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 is also available on our website at http://www.bigbandnet.com and selecting “About Us,” then “Investor Relations,” then “SEC Filings,” and on the website of the Securities and Exchange Commission (“SEC”) at http://www.sec.gov. Additionally, this proxy statement, our 2009 Annual Report and our 2010 Quarterly Reports are available on a cookie-free website at https://materials.proxyvote.com. We will also furnish any exhibit to our 2009 Annual Report on Form 10-K or any 2010 Quarterly Report on Form 10-Q if specifically requested in writing. Stockholders may request a free copy of each of these documents from:

BigBand Networks, Inc.
Attn: Investor Relations
475 Broadway Street
Redwood City, CA 94063
(650) 995-5000

Q:	What items of business will be voted on at the Special Meeting?

A:	The item of business scheduled to be voted on at the Special Meeting is the approval of a one-time stock option exchange program.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” the stock option exchange program.

Q:	What shares can I vote?

A:	Each share of BigBand Networks common stock issued and outstanding as of the close of business on the Record Date is entitled to be voted on all items being voted upon at the Special Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date, we had approximately 69,059,759 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most BigBand Networks stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, which may affect your ability to vote your shares.

Stockholder of Record

If your shares are registered directly in your name with BigBand Networks’ transfer agent, Bank of New York Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by BigBand Networks. As the stockholder of record, you have the right to grant your voting proxy directly to BigBand Networks or to vote in person at the meeting. We have has enclosed or sent a proxy card for you to use for such purpose.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Special Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the Special Meeting?

A:	You are entitled to attend the Special Meeting if you were a BigBand Networks stockholder as of the close of business on the Record Date or you hold a valid proxy to vote shares at the Special Meeting. In order to vote in person at the Special Meeting, you should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the Special Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Q:	What time will the meeting begin?

A:	The meeting will begin promptly at 11:00 a.m., Pacific Time.

Q:	How can I vote my shares in person at the Special Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Special Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Special Meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Special Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet — Stockholders of record of BigBand Networks common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most BigBand Networks stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone — Stockholders of record of BigBand Networks common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most BigBand Networks stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

By Mail — Stockholders of record of BigBand Networks common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. BigBand Networks stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the Special Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the BigBand Networks Corporate Secretary prior to your shares being voted, or by attending the Special Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:	The quorum requirement for holding the Special Meeting and transacting business is that holders of a majority of shares of BigBand Networks common stock entitled to vote must be present in person or represented by proxy. Abstentions are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote client’s unvoted shares on some “routine” matters. If you do not give a proxy to vote your shares, your broker may either (1) vote your shares on “routine” matters or (2) leave your shares unvoted. In addition, the terms of the agreement with your broker may grant your broker discretionary authority to vote your shares. However, the proposal specified in the accompanying Notice of Special Meeting of Stockholders is not considered a routine matter and, consequently, without your voting instructions, your brokerage firm cannot vote your shares on this proposal.

Q:	How are votes counted?

A:	For the approval of the stock option exchange program, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to an item, your shares will be voted as you instruct on such item. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” approval of the stock option exchange program).

Q:	What is the voting requirement to approve the proposal?

A:	The proposal for the approval of the one-time stock option exchange program requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on such proposal at the Special Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of the matter being voted on at the meeting, assuming that a quorum is obtained.

Q:	Is stockholder approval required to approve the stock option exchange program?

A:	Stockholder approval of the stock option exchange program is not required by applicable law or the listing requirements of the Nasdaq Global Market. Nevertheless, we are seeking stockholder approval of this matter because our Board believes it important to get stockholder input on the stock option exchange program. In the event that stockholder approval is not obtained, we will reconsider our decision to implement the option exchange program.

Q:	What happens if additional matters are presented at the Special Meeting?

A:	Business transacted at the Special Meeting will be limited to the approval of the stock option exchange program.

Q:	Does any director or executive officer have any interest in the proposal to be voted upon at the Special Meeting?

A:	The non-employee members of our Board are not eligible to participate in proposed stock option exchange program. However, our executive officers may participate in the proposed stock option exchange program. More detailed information on the interests of our executive officers and directors in the proposal can be found on page 12.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you have received one set of proxy materials and wish to receive a separate set of proxy materials now or in the future, or if you have received multiple sets of proxy materials and you wish to receive a single copy in the future, you may write or call us with your request at:

BigBand Networks, Inc.
Attn: Investor Relations
475 Broadway Street
Redwood City, CA 94063
(650) 995-5000

Q:	Who will bear the cost of soliciting votes for the Special Meeting?

A:	BigBand Networks is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	What is the deadline to propose actions for consideration at our 2011 Annual Meeting?

A:	Although the deadline for submitting proposals for consideration at the Special Meeting has passed, you may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals for Inclusion in Proxy Statement: For a stockholder proposal to be considered for inclusion in BigBand Networks’ proxy statement for the 2011 Annual Meeting, the written proposal must be received by the Corporate Secretary of BigBand Networks at our principal executive offices not later than December 24, 2010, unless the date of the 2011 Annual Meeting has been changed by more than 30 days from the date of the 2010 Annual Meeting, in which case the deadline is a reasonable time before BigBand Networks begins to print and send its proxy materials. Such proposals also must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

BigBand Networks, Inc.
Attn: Corporate Secretary
475 Broadway Street
Redwood City, CA 94063

Stockholder Proposals Not for Inclusion in Proxy Statement: For a stockholder proposal that is not intended to be included in our proxy statement for the 2011 Annual Meeting under Rule 14a-8 of the Exchange Act, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal and give timely notice in proper form to our Corporate Secretary in accordance with our bylaws. To be timely, the notice must be received by our Corporate Secretary at our principal executive offices not later than the close of business on February 23, 2011, nor earlier than the close of business on January 24, 2011.

However, if the date of the 2011 Annual Meeting is moved more than 30 days before or after the anniversary of the 2010 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement for the 2011 Annual Meeting under Rule 14a-8 of the Exchange Act must be received no later than the close of business on the tenth (10th) day following the day on which the notice of the date of the 2011 Annual Meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

To be in proper form, the notice shall set forth:

(1) the name and record address of the stockholder who intends to propose the business and the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder;

(2) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;

(3) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

(4) any material interest of the stockholder in such business; and

(5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaws:  You may contact our Corporate Secretary at our principal executive offices, located at 475 Broadway Street, Redwood City, California 94063, for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

Introduction

On August 11, 2010, our Board approved (with the employee members abstaining), subject to stockholder approval, a stock option exchange program (the “exchange program”) that will permit our eligible employees to exchange certain outstanding stock options (the stock options eligible for the exchange program are referred to herein as “eligible options”) for a lesser number of restricted stock units (“RSUs”) to be granted under our 2007 Equity Incentive Plan (the “2007 Plan”) with an adjusted vesting schedule.

Eligible options refers to options to purchase shares of our common stock that are outstanding and unexercised as of the expiration date of the exchange program and that have an exercise price equal to or exceeding $3.50, which shall be confirmed by the Compensation Committee at the time the exchange program commences under the following plans (collectively, the “Plans”):

•	BigBand Networks, Inc. 2003 Share Option and Incentive Plan;

•	BigBand Networks, Inc. 2004 Share Option and Incentive Plan Sub-plan for Israeli Employees;

•	BigBand Networks, Inc. 2007 Equity Incentive Plan; and

•	BigBand Networks, Inc. 2007 Equity Incentive Plan Israeli Sub-plan

Our intent in using a price within a range above the current price of our common stock as a threshold is to ensure that only outstanding stock options that are appropriately “out-of-the-money” or “underwater” (i.e., that have an exercise price above the current price of our underlying shares) are eligible for the exchange program.

If approved by the stockholders, we intend to offer the exchange program to all employees (including our executive officers subject to the provisions of Section 16 of the Exchange Act) based in our U.S. and overseas locations who are employed by us or our subsidiaries for the duration of the exchange program (the employees eligible for the exchange program are referred to herein as “eligible employees”). However, we may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other constraints would make their participation infeasible or impractical, in which case we would explore alternative incentive arrangements to address the issues with their underwater options. Non-employee members of our Board are not eligible to participate in the exchange program. If approved by the stockholders, it is anticipated that the exchange program would begin within one week of the date the stockholders approve the exchange program at a time determined by the Company.

The material terms of the exchange program, including eligibility, the exchange ratios to be applied to eligible options, the vesting schedule and the terms of the RSUs granted pursuant to the exchange program are summarized below under “Summary of the Exchange Program.”

Reasons for Implementing an Exchange Program

Over the past several quarters, our stock price has dropped substantially due to declining conditions in the industry as well as the uncertainty of the global economy and international markets. As a result, a large number of our employees hold options with exercise prices significantly higher than the current market price of our common stock. The weighted average exercise price of our outstanding options is $4.32 per share, compared to a closing price of our common stock of $2.79 per share on September 1, 2010. As of September 1, 2010, approximately 79% of our 12,619,412 outstanding options are underwater. The weighted average exercise price of such underwater options is $5.85 per share.

We believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation practices and it will permit us to:

•	meaningfully reduce our total number of outstanding equity awards, or “overhang,” represented by outstanding eligible options that have high exercise prices and may no longer incentivize their holders to remain as our employees. Keeping the eligible options outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible options with a lesser number of RSUs, our overhang will decrease from approximately 23.2% to approximately 17.4%, assuming full participation in the exchange program. The overhang represented by the RSUs issued pursuant to the exchange program will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests;

•	provide renewed incentives for the employees who participate in the exchange program by issuing the employees RSUs that will vest over a period of time following the exchange if they continue to provide services to us. The RSUs will provide immediate intrinsic value to our employees and, at the same time, the opportunity for even greater value if the stock price increases. Providing renewed incentives to our employees is the primary purpose of the exchange program, and we believe the exchange program will enable us to enhance long-term stockholder value by aligning the interests of our employees more fully with the interests of our stockholders; and

•	recapture value from compensation costs that we already are incurring with respect to outstanding eligible options. The eligible options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize compensation expense related to the eligible options even if the eligible options are never exercised because the majority remains underwater. We believe it is not an efficient use of our resources to recognize compensation expense on stock options that do not provide value to our employees. By replacing eligible options that have little or no retention or incentive value with RSUs that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), we will be making efficient use of our resources.

The exchange program may take place only if the exchange program is approved by our stockholders. If our stockholders do not approve the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the eligible options may have little or no retention or incentive value.

Why the Exchange Program is the Best Alternative

In considering how best to continue to motivate, retain and reward our employees who have stock options that are underwater, we evaluated several alternatives, including the following:

•	Increase Cash Compensation. To replace the intended benefits of the eligible options, we would need to substantially increase cash compensation. These increases would substantially increase our compensation expense and reduce our cash position and cash flow from operations. In addition, these increases would not reduce our overhang.

•	Grant Additional Equity Awards. We also considered granting employees additional equity at current market prices. However, we determined this alternative would not be feasible as additional grants would substantially increase our equity award overhang and the potential dilution to our stockholders and would increase our compensation expense accordingly.

We determined that a program under which employees could exchange eligible options for a lesser number of RSUs was most attractive for a number of reasons, including the following:

•	Reasonable, Balanced Incentives. Under the exchange program, participating employees will surrender eligible options for a lesser number of RSUs with new extended vesting requirements. We believe the grant of a lesser number of RSUs is a reasonable and balanced exchange for the eligible options.

•	Restore Retention and Motivation Incentives. Many companies, especially those in the technology industry, have long used equity awards as a means of attracting, motivating and retaining their employees, while aligning those employees’ interests with those of the stockholders. We continue to believe that equity awards are a critical component of our employees’ total compensation, and that replacing this component with additional cash compensation to remain competitive could have a material adverse effect on our financial position and cash flow from operations. By making this offer, we intend to provide eligible employees with the opportunity to receive RSUs that have greater retention value because such RSUs may provide a greater return than the eligible options. The failure to address the underwater stock option issue in the near to medium term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our ability to compete with other companies in our industry could be jeopardized, which could adversely affect our business, results of operations and future stock price.

•	Overhang Reduction. Not only do the eligible options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, or are cancelled due to expiration or the employee’s termination. The eligible options also continue to have considerable compensation expense. The exchange program will reduce our overhang while eliminating the ineffective eligible options that are currently outstanding. Under the proposed exchange program, participating employees will receive RSUs covering a lesser number of shares than the number of shares covered by the surrendered options. Because participating employees will receive a lesser number of RSUs in exchange for their eligible options, the number of shares of stock subject to outstanding options will be reduced, thereby reducing our equity overhang.

•	Reduced Pressure for Additional Grants. If we are unable to conduct a program in which eligible options with low incentive value may be exchanged for a lesser number of RSUs with higher incentive value, we may be compelled to issue additional options or other equity awards to our employees at current market prices in order to provide our employees with renewed incentive value. Any such additional grants would increase our overhang as well as our compensation expense, and would reduce our current pool of shares available for future grant.

•	Conservation of Equity Pool. Under the exchange program, eligible options originally granted under the Plans and surrendered will return to the pool of shares available for future grant under our 2007 Plan. This return of shares will constitute an efficient use of the shares available for future issuance.

SUMMARY OF THE EXCHANGE PROGRAM

Mechanics of the Exchange Program

The non-employee members of our Board authorized the exchange program on August 11, 2010, subject to stockholder approval. We have not implemented the exchange program to date and, if our stockholders do not approve this proposal, we will reconsider our decision to implement the option exchange program. If we receive stockholder approval of the proposal, it is anticipated that the exchange program would begin within one week of the date the stockholders approve the exchange program at a time determined by us.

Upon the start of the exchange program, eligible employees holding eligible options will receive a written offer that will set forth the precise terms and timing of the exchange program. Eligible employees will be given at least 20 business days to elect to surrender their eligible options in exchange for new grants of RSUs. On the exchange offer’s expiration date, surrendered eligible options will be cancelled (the “cancellation date”) and the RSUs will be granted in exchange for such cancelled stock options.

At the start of the exchange program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

Eligible Options

Eligible options will include outstanding options (excluding non-employee director options) with an exercise price equal to or exceeding $3.50 per share, as determined by the Compensation Committee and granted under the Plans. As of September 1, 2010, options to purchase approximately 11,741,946 shares of our common stock are outstanding under the Plans (excluding non-employee director options). Of these, there are options for approximately 6,963,140 shares with an exercise price equal to or greater than $3.50 per share.

Eligible Employees

The exchange program will be open to all employees (including our executive officers) in our U.S. and overseas locations who are employed by us or our subsidiaries at the start of the exchange program. Although we intend to offer the exchange program to all or substantially all employees, we may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other constraints would make their participation infeasible or impractical, in which case we would explore alternative incentive arrangements to address the issues with their underwater options. Notwithstanding the foregoing, non-employee members of our Board will not be eligible to participate. In addition to being employed as of the start of the exchange program, an employee will only be eligible to participate if he or she remains employed by us through the date new RSUs are granted under the exchange program. Any employee holding eligible options who elects to participate in the exchange program but whose employment terminates for any reason prior to the grant of the new RSUs will retain his or her eligible options subject to their existing terms and will not be eligible to participate in the exchange program.

Exchange Ratios

Participants in the exchange program will receive RSUs covering a fewer number of shares than the eligible options for which they are exchanged determined on the basis of an exchange ratio applied to exchanged options. The exchange ratios of eligible options to new RSUs are established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios are determined relative to the fair value of the eligible options (calculated using a Binomial Lattice model) within the relevant grouping. The calculation of fair value using this Binomial Lattice model takes into account many variables, such as the volatility of our common stock and the expected cancellation rate of the eligible options. Setting the exchange ratios in this manner is intended to result in the issuance of RSUs that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will eliminate any additional compensation cost that we must recognize on the eligible options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs. Unless our Compensation Committee adopts another exchange ratio prior to the date eligible options are exchanged for RSUs, the following exchange ratios would apply:

The Exchange Ratio Would Be
If the Exercise Price of an Eligible Option is:	(Exchanged Options for One RSU):

$3.50 - $4.96	2.50-for-1
$4.97 - $5.98	3.00-for-1
$5.99 - $9.91	4.00-for-1
$9.92 and higher	5.00-for-1

The total number of RSUs a participating employee will receive with respect to surrendered eligible options will be determined by dividing (a) the number of outstanding shares of our common stock underlying the exchanged options, (b) by the exchange ratio. Any fractional shares will be rounded up to the nearest whole RSU if such fraction is greater than or equal to 0.5, or rounded down to the nearest whole RSU if such fraction is less than 0.5. The exchange ratios will be applied on a grant-by-grant basis.

The foregoing exchange ratios are intended to result in the issuance of RSUs that have a fair value for financial accounting purposes approximately less than or equal to the fair value of the exchanged options they replace. To this end, should the value of our common stock change in any material respect after the date of this proxy statement, the Compensation Committee will have the discretion to adjust the exchange ratios in order to achieve a value-for-value exchange.

Participation in the Exchange Program

Participation in the exchange program is voluntary. Eligible employees will have an election period of at least 20 business days from the start of the exchange program in which to determine whether they wish to participate.

Because the decision whether to participate in the exchange program is voluntary, we are not able to predict which or how many employees will elect to participate, how many eligible options will be surrendered for exchange, and therefore how many RSUs may be issued. However, if all eligible options were tendered for exchange, assuming eligible options were those options with an exercise price greater than or equal to $3.50, 2,240,162 RSUs would be granted in the exchange program. As indicated above, the non-employee members of our Board are not eligible to participate in the exchange program.

Election to Exchange Eligible Options

Eligible employees will be able to decide whether to participate in the exchange program on a grant-by-grant basis. This means that eligible employees will be able to elect to tender any or all of their grants of eligible options. However, an eligible employee will be required to tender all shares subject to any grant of eligible options they wish to surrender under the exchange program.

Vesting of New RSUs

RSUs will have an adjusted vesting schedule based on the vested status of the surrendered options. None of the RSUs will be vested on the grant date (which will be the same calendar day as the exchange program’s expiration date).

If an eligible employee’s eligible options are fully vested as of the cancellation date, the RSUs will be scheduled to vest in three equal installments of 9 months, 18 months and 27 months following the RSU grant date, subject to the eligible employee’s continued service with BigBand or our subsidiaries through each respective vesting date.

If an eligible employee’s eligible options are unvested on the cancellation date, the RSUs will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date.

If an eligible employee’s eligible options are partially vested as of the cancellation date, a portion of the RSUs (in an amount proportionate to the number of vested eligible options) will be scheduled to vest in three equal installments 9 months, 18 months and 27 months following the RSU grant date and a portion of the RSUs (in an amount proportionate to the number of unvested eligible options) will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months.

Terms and Conditions of the New Options

RSUs granted in the exchange program will be granted under our 2007 Plan. RSUs are a different type of equity award from options, and so the terms and conditions of the RSUs necessarily will be different from the exchanged options; provided, however, that if any exchanged options contained special vesting provisions on or in connection with a change of control, RSUs granted in exchange for such options will contain identical change of control vesting provisions.

Terms of the Exchange Program

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, local law requirements, accounting rules, our policy decisions that make it appropriate to change the exchange program and the like. For example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to limit incremental compensation expense. We also may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other constraints would make their participation infeasible or impractical, in which case we would explore alternative incentive arrangements to address the issues with their underwater options.

Additionally, we may decide not to implement the exchange program even if stockholder approval of the exchange program is obtained or may amend or terminate the exchange program once it is in progress. The final terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the exchange program, it is possible that we may need to alter the terms of the exchange program to comply with comments from the staff of the SEC.

Tax Consequences of Participation

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange program documents. The law and regulations themselves are subject to change, and the Internal Revenue Service is not precluded from adopting a contrary position. The exchange of eligible options for RSUs should be treated as a non-taxable exchange, and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes. The tax consequences for participating non-U.S. employees may differ from the U.S. federal tax consequences described in the preceding sentence.

Accounting Treatment of New Equity Awards

As of January 1, 2006, we adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“ASC 718”). Under ASC 718, we will recognize incremental compensation expense, if any, resulting from the RSUs granted in the exchange program. The incremental compensation cost will be measured as the excess of the fair value of each RSU granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in exchange for the RSUs, measured immediately prior to the exchange. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited RSUs will not be recognized. As discussed above, we intend to set the exchange ratio so the fair value of the RSUs granted will be approximately equal to or less than the surrendered options they replace.

Impact of the Exchange Program on the Company’s Stockholders

We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program is intended to restore competitive and appropriate equity incentives for our employees, reduce our existing overhang and recapture value for compensation expense already being incurred.

Vote Required to Approve this Proposal

The approval of the proposal to approve a one time stock option exchange program required the affirmative vote of a majority of the shares of BigBand Networks’ common stock present in person or represented by proxy and entitled to be voted at the meeting.

The Board of Directors Unanimously Recommends
That Stockholders Vote “For” this Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of September 1, 2010, concerning beneficial ownership of BigBand Networks’ common stock by:

•	beneficial owners of more than 5% of BigBand Networks’ common stock; and

•	BigBand Networks’ directors and the named executive officers set forth in the Summary Compensation Table on page 22, and all directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the SEC and information provided to BigBand Networks, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of October 30, 2010 (60 days after the Record Date) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table. In addition, unless otherwise indicated, all persons named below can be reached at BigBand Networks, Inc., 475 Broadway Street, Redwood City, California 94063.

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(1)

Holders of Greater Than 5%
Brookside Capital Partners Fund, L.P.	5,078,715	(2)	7.4%
11 Huntington Avenue Boston, MA 02199
Redpoint Ventures	12,670,826	(3)	18.4%
3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, CA 94025
ValueAct Capital	10,008,635	(4)	14.5%
435 Pacific Avenue, Fourth Floor San Francisco, CA 94133
Directors and Named Executive Officers:
Amir Bassan-Eskenazi(5)	2,726,274		4.0%
Harald Braun(6)	29,991		*
Maurice Castonguay(7)	292,232		*
Kenneth Goldman(8)	125,586		*
David Heard(9)	32,665		*
Robert Horton(10)	201,716		*
David Lockwood(11)	10,008,635		14.5%
Ran Oz(12)	741,163		1.1%
Michael J. Pohl(13)	32,449		*
Robert Sachs(14)	104,441		*
Dennis Wolf(15)	23,741		*
Geoffrey Y. Yang(16)	13,142,778		19.0%
All Directors and Executive Officers as a Group (12 persons)(17)	27,461,671		39.8%

*	Represents holdings of less than one percent.

(1)	The percentages are calculated using 69,059,759 outstanding shares of our common stock on September 1, 2010 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, beneficial ownership information also includes shares subject to options exercisable within 60 days of September 1, 2010.

(2)	Based on information reported on Schedule 13G/A filed with the SEC on February 16, 2010.

(3)	Based on information reported on Schedule 13G/A filed with the SEC on February 14, 2008. Includes 328,926 shares held by Broadband Fund, L.P., 65,255 shares held by Redpoint Omega Associates, LLC, 2,307,624 shares held by Redpoint Omega, LLC, 283,824 shares held by Redpoint Associates I, LLC, 141,829 shares held by Redpoint Technology Partners A-I, L.P., 887,612 shares held by Redpoint Technology Partners Q-I, L.P. and 8,984,678 shares held by Redpoint Ventures I, L.P. Collectively, these entities have shared voting power with respect to the shares.

(4)	Based on information reported on Schedule 13D/A filed with the SEC on July 29, 2010.

(5)	Includes 377,951 shares Mr. Bassan-Eskenazi and his wife as joint tenants, 424,258 shares held by Mr. Bassan-Eskenazi’s wife, 5,851 shares held by Mr. Bassan-Eskanazi’s son, 5,851 shares held by Mr. Bassan-Eskanazi’s daughter, and 1,912,363 options exercisable within 60 days of September 1, 2010.

(6)	Includes 3,200 shares held by Mr. Braun and 26,791 options exercisable within 60 days of September 1, 2010.

(7)	Includes 50,556 shares held by Mr. Castonguay, and 241,666 options exercisable within 60 days of September 1, 2010.

(8)	Includes 11,400 shares held by Mr. Goldman and 114,186 options exercisable within 60 days of September 1, 2010.

(9)	Includes 32,665 shares held by Mr. Heard and no options exercisable within 60 days of September 1, 2010. Based on information reported on Form 4 filed with the SEC on December 11, 2009.

(10)	Includes 44,166 shares held by Mr. Horton, and 157,550 options exercisable within 60 days of September 1, 2010.

(11)	Includes 10,008,635 shares held by ValueAct SmallCap Master Fund L.P. and no options exercisable within 60 days of September 1, 2010. Mr. Lockwood disclaims beneficial ownership of the shares held by ValueAct, except to the extent of his pecuniary interest therein.

(12)	Includes 473,020 shares held by Oz Holdings Ltd., 25,089 shares held by Mr. Oz and 243,054 options exercisable within 60 days of September 1, 2010.

(13)	Includes 6,700 shares held by Mr. Pohl and 25,749 options exercisable within 60 days of September 1, 2010.

(14)	Includes 11,400 shares held by Mr. Sachs and 93,041 options exercisable within 60 days of September 1, 2010.

(15)	Includes 3,200 shares held by Mr. Wolf and 20,541 options exercisable within 60 days of September 1, 2010.

(16)	Includes 328,928 shares held by Broadband Fund, L.P., 65,255 shares held by Redpoint Omega Associates, LLC, 2,307,624 shares held by Redpoint Omega, LLC, 283,824 shares held by Redpoint Associates I, LLC, 141,831 shares held by Redpoint Technology Partners A-I, L.P., 887,613 shares held by Redpoint Technology Partners Q-I, L.P., 8,984,679 shares held by Redpoint Ventures I, L.P., 46,400 shares held by Mr, Yang, 4,000 by trusts for the benefit of Mr. Yang’s sons and 92,624 options exercisable within 60 days of September 1, 2010. Mr. Yang disclaims beneficial ownership of the shares held by the Redpoint funds, except to the extent of his individual pecuniary interest therein, if any.

(17)	Includes all shares referenced in notes 5 through 16 above.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of the compensation arrangements of our named executive officers for 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we employ in the future may differ materially from the currently-planned programs summarized in this discussion.

Overview

BigBand operates in a competitive global labor market, and our competitive position derives from our ability to attract and retain talented people. We therefore devote considerable efforts and resources to hiring talented individuals, motivating strong performance, and retaining those who deliver positive results. Our rewards programs, which are comprised of employee benefits, cash compensation, and equity awards, are designed to serve such goals. In particular, we design our compensation programs to:

•	reward executives through a mix of cash and equity vehicles;

•	tie significant portions of our executives’ potential rewards to the executives’ and the company’s performance, and to the returns realized by our stockholders;

•	reflect our total rewards philosophy, as explained below;

•	allow us to attract top talent, and retain and motivate highly-skilled executives;

•	be “market-based” and competitive;

•	stress our “pay for performance” philosophy;

•	share risks and rewards with employees at all levels;

•	be affordable, within the context of our operating expense model; and

•	align the interests of our employees with those of our stockholders.

In addition, we administer our rewards programs to attempt to:

•	be fair and equitable in administering our programs;

•	reflect the changing environment and our evolving business needs; and,

•	consistently apply our total compensation philosophy in our locations throughout the world, though specific programs may vary from location to location.

For 2009, our business results fell short of our performance targets in significant ways. Our 2009 executive compensation rewards were concomitantly reduced to reflect this performance.

Compensation Framework

Market Analysis

In 2009, the compensation committee of our Board engaged executive compensation experts Compensia, Inc. to conduct a competitive analysis of the compensation of our executives. The analysis included a review of competitive market data, derived from both third-party compensation surveys conducted by Radford Surveys + Consulting, and a review of annual reports and proxy statements of peer companies (i.e., the 14 technology companies listed in Appendix A attached hereto). Compensia, Inc. and members of our Human Resources Department evaluated the peer group data for each component of our executive compensation program, including base salary, variable cash, and equity.

This analysis confirmed that our executives’ overall compensation levels (base pay, variable pay and equity-based pay) were generally near the target stated in our compensation philosophy, as approved by the compensation committee of our Board. Specifically, we targeted our executives’ compensation at the following competitive levels:

Base Pay	Total Cash Compensation(1)	Total Direct Compensation(2)

50th percentile	75th percentile	75th percentile

(1)	Total Cash Compensation is defined as the sum of base salary and variable compensation.

(2)	Total Direct Compensation is defined as the sum of Total Cash Compensation and Equity Compensation.

Determining the Amount of Each Element of Compensation.  We design each element of our rewards program to be competitive in the labor market. We monitor the market throughout the year and adjust each element when appropriate. In addition, from time to time, the compensation committee of the Board considers whether to provide our executives with additional compensation, such as discretionary cash or equity awards, as circumstances may warrant. Such circumstances may include, without limitation, recognition of outstanding performance or retention of key executives.

Base Pay.  In general, we believe an employee’s base pay level should reflect the market base salary of the job the employee performs, the employee’s overall sustained performance level, and the employee’s contribution to BigBand over time. The base pay for our top performers may be higher than our target level. In the aggregate, Compensia, Inc. found our named executive officers’ base salaries to be near, but below, our competitive base pay target as of December 31, 2009, which was our 2009 fiscal year end, and in no case was any named executive officer’s base salary greater than our target.

For our executives, we consider the individual’s scope of responsibilities, qualifications, experience, past performance, the goals and objectives established for the executive and competitive salary practices of peer companies when determining base salary. Since all of our executive officers were paid competitive base salaries in 2008, and since we expected market base salaries to remain relatively flat through 2009, no executive officer’s base salary was increased during 2009 compared to 2008. Effective June 1, 2010, Mr. Bassan-Eskenazi’s base salary was increased to $412,000 in order to close in part the gap between his salary and market CEO salaries.

Variable Pay.  Our variable pay programs are intended to motivate employees to achieve overall company goals by aligning the employees’ individual objectives with those of the company. Our programs are designed to reflect the actual results achieved in employees’ payouts, to provide competitive and motivational awards, to avoid entitlements, and to be easy to understand and administer.

As with base pay, we determine the targeted level of variable compensation from third-party salary surveys. After developing a competitive framework, we determine an employee’s actual level of variable compensation by assessing the employee’s actual results against pre-established goals and objectives, and rewarding the employee in accordance with the terms of the variable pay program. In developing the competitive framework, we seek to set aggregate “total cash compensation” (base salary plus variable pay) at the 75th percentile of the surveyed market to meet our goal of ensuring that our cash compensation levels are competitive, and to enable us to attract and retain exceptional talent.

In 2009, we had two primary variable pay programs: our Incentive Compensation Plan, or ICP, and our 2009 Sales Compensation Plan. Each employee participates in either the ICP or the Sales Compensation Plan, but no employee participates in both simultaneously. Our named executive officers participated only in the ICP during 2009.

The ICP for 2009 featured three performance periods each year: one for each half of the year (performance during each of which determined payment of 30% of the target annual ICP payment), and the third for the full year (performance during which determined payment of the remaining 40% of the potential annual ICP payment).

An ICP participant’s payment, if any, for each performance period was determined as the product of (A) each employee’s period-end base salary, (B) his or her period-end ICP target, (C) his or her individual performance score for the period, and (D) the company’s performance score for the period. Under some circumstances, a participant’s score may also have been subject to proration.

Ninety percent of the Company’s performance score for each period was objectively determined by its overall objective score (i.e., the performance achieved against predetermined business goals — specifically, Revenue and Operating Contribution were used in 2009, though the ICP allows for the compensation committee to use other measures). The remaining ten percent of the Company’s performance score was a discretionary score assigned by our Board.

We do not disclose our objective targets for our overall business prospectively, as we deem them confidential and believe that their disclosure would result in competitive harm to us. We establish the funding targets such that realization of 100% payout would require a very high level of company performance.

The following table sets forth the 2009 business goals, BigBand Networks’ actual performance against those goals, the overall objective score, and the 2009 funding levels for each of the target periods.

							Overall
	Revenue	Actual	Operating	Actual	Overall		Corporate
	Goal	Revenues	Margin	Operating	Objective	Discretionary	Performance
Period	(Millions)	(Millions)	Goal	Margin	Score (90%)	Score (10%)	Score

First half of 2009	$87.5	$82.9	7.9%	15.3%	89.3%	85%	88.9%
Second half of 2009	$97.5	$56.6	14.5%	(12.0)%	0%	55%	5.5%
Full year 2009	$185.0	$139.5	11.3%	4.2%	0%	70%	7.0%

As the table reflects, our 2009 revenues fell significantly short of our goals in each of the three performance periods, and our operating margins that fell short in two of the three periods. As a result, the weighted total ICP funding for 2009 was 31.1% of target.

The individual performance score of an ICP participant for 2009 was determined as the percent of his or her pre-set objectives he or she achieved in any performance period.. Employee goals for each half-year were set at the beginning of the half, and employee achievement for the half was measured against those goals after the half ends. Employee achievement for the full year was an average of the performance evaluations for each half.

The following table details the final computations of ICP earned by our named executive officers for 2009. The final payment amounts for each executive officer under the ICP are included in the Summary Compensation Table on page 22.

			Overall	Executive’s
			Corporate	Individual
	Performance	ICP Target (% of	Performance	Performance	Earned Payment, as
Name	Period	Base Salary)	Score	Score	a % of Base Salary

Amir Bassan-Eskenazi	First Half	30%	88.9%	79.0%	21.1%
	Second Half	30%	5.5%	62.1%	1.0%
	Full Year	40%	7.0%	70.5%	2.0%
	Total	100%	31.1%	70.5%	24.1%
Maurice Castonguay	First Half	15%	88.9%	92.5%	12.3%
	Second Half	15%	5.5%	75.0%	0.6%
	Full Year	20%	7.0%	83.8%	1.2%
	Total	50%	31.1%	83.8%	14.1%
David Heard	First Half	21%	88.9%	74.2%	13.9%
	Second Half	21%	5.5%	55.6%	0.6%
	Full Year	28%	7.0%	64.9%	1.3%
	Total	70%	31.1%	64.9%	15.8%
Robert Horton	First Half	15%	88.9%	95.0%	12.7%
	Second Half	15%	5.5%	95.0%	0.8%
	Full Year	20%	7.0%	95.0%	1.3%
	Total	50%	31.1%	95.0%	14.8%
Ran Oz	First Half	15%	88.9%	93.0%	12.4%
	Second Half	15%	5.5%	73.0%	0.6%
	Full Year	20%	7.0%	83.0%	1.2%
	Total	50%	31.1%	83.0%	14.2%

We do not have any named executive officer whose 2009 total cash compensation exceeded our guidelines, and our named executive officers’ aggregate target total cash compensation fell short of our guidelines by 14%. To address this shortfall, the compensation committee revised the named executive officers’ variable pay targets for 2010. The new targets, which are effective for performance periods starting on or after January 1, 2010, appear below.

Name	New ICP Target

Amir Bassan-Eskenazi	108%
Maurice Castonguay	60%
David Heard	85%
Robert Horton	60%
Ran Oz	60%

Effective for the 2010 plan year, our ICP has been revised with respect to the timing, calculation, and form of payment of awards. Under the modified ICP, Company performance measures are now based on annual objectives, and payments (if any are earned) are only calculated and made after the close of the plan year. In addition, a portion (100% in the cases of our named executive officers) of any earned award will be paid in the form of RSUs. Individual performance objectives continue to be set on a semi-annual basis, but each semi-annual performance period now determines 50% of the individual’s ICP award (if any) for the year.

Company performance for the first half of 2010 was below target, and as such, we do not expect to make payments under the ICP for that period. We revised our business plan for the second half of 2010, and changed our Company performance objectives under the ICP in order to reflect this change. Therefore, payments may be earned for the second half of 2010.

Equity-Based Pay.  Our goal is to maintain a competitive equity rewards program, and we monitor the competitive market, and applicable accounting, corporate, securities and tax laws and regulations, so that we may adjust our equity programs as needed. Awards of stock options, RSUs and other forms of equity compensation are intended to reflect and reward high levels of individual performance over time. We grant stock options and RSUs to provide a long-term incentive for executives and to align their financial interests with those of our stockholders.

Our compensation committee does not apply rigid formulas in allocating equity awards to executives as a group or to any particular executive. Instead, it exercises its judgment and discretion and considers, among other things, the role and responsibilities of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options and RSUs to be granted to all participants during the year. The compensation committee and the management team regularly review the amount of equity compensation outstanding to help ensure that appropriate dilution levels are maintained while still providing competitive rewards that are commensurate with results delivered. The number of stock options granted to each executive is set forth in the table under the heading “Grants of Plan-Based Awards For Fiscal 2009” on page 23. The value of such grants, as determined in accordance with SFAS ASC Topic 718 for each individual named executive officer is set forth in the column “Stock Awards” in the “Summary Compensation Table” on page 22.

Allocation of Equity Compensation Awards

In 2009, we granted a total of 3,939,401 option shares and RSUs, of which a total of 915,000 option shares and RSUs were granted to our named executives, representing 23.2% of all option shares and RSUs granted in 2009. Options granted to executives and other employees vest over a period of four years.

In the first half of 2010, we granted a total of 5,032,477 option shares and RSUs, of which a total of 691,769 option shares and RSUs were granted to our named executives, representing approximately 14% of all option shares and RSUs granted in the first half of 2010.

Timing of Equity Awards

Prior to 2008, our compensation committee generally granted equity awards to executives and current employees once per year, typically at a meeting of the compensation committee held in the fourth quarter of the year. In 2008, however, the grant date of options was advanced to the third quarter, and in 2009, to the second quarter. In 2010 general employee grants were made in the first quarter, and grants to executives took place in the second quarter following executive changes early in the year. We anticipate that all performance-related grants to current executives and employees in 2011 will take place in the first quarter. This timing change is intended to align the grant of equity awards with the delivery of other performance awards (specifically, merit adjustments to base pay and payouts of second-half and full-year portions of ICP awards) that generally take place as part of our annual performance review process during the first quarter. The compensation committee believes that granting these awards contemporaneously will allow for more effective performance management of employees.

With respect to newly hired executives, we generally grant options at the first meeting of the compensation committee following such executive’s hire date; provided that the compensation committee makes these option grants only during our open trading window (as defined in our insider trading policy). We do not have any program, plan or practice to time either the release of material non-public information or the grant of stock options or RSUs for the purposes of affecting the value of executive compensation. The exercise price of any newly-granted option is the closing price of our common stock on the NASDAQ Global Market on the date of grant.

Executive Equity Ownership

We expect and encourage our executives to hold a significant equity stake in BigBand Networks. However, we do not have specific share retention or ownership guidelines. We have a policy that prohibits our executives from short-selling our stock, prohibits our executives from holding our stock in a margin account, and discourages the purchase and sale of exchange-traded options on our stock by our executives. Several of our executives have established trading plans pursuant to Rule 10b-5(1) of the Exchange Act to manage their sales of our securities.

Types of Equity Awards

We grant both non-qualified stock options and RSUs, and have granted a limited number of restricted stock awards in the past. Future grants may take any of these forms, or incentive stock options, performance shares or units, or any other of the forms permitted under our 2007 Equity Incentive Plan. The decision on the form of any specific award is undertaken with consideration of factors including, but not limited to, the dilutive, motivational, and retentive impact of the award.

During 2009, the compensation committee granted no option shares and 915,000 RSUs to our named executive officers. On May 19, 2009, our compensation committee granted a total of 320,000 RSUs to Mr. Bassan-Eskenazi; 110,000 to Mr. Castonguay; 200,000 to Mr. Heard; 85,000 to Mr. Horton; and 200,000 to Mr. Oz. All of these awards were intended primarily to reward these executives for their performance during the preceding year.

During the first half of 2010, the compensation committee granted 216,000 option shares and 475,769 RSUs to our named executive officers. On June 11, 2010, our compensation committee granted a total of 216,000 options and 291,491 RSUs to Mr. Bassan-Eskenazi; 24,568 RSUs to Mr. Horton; and 22,112 RSUs to Mr. Oz. On June 14, 2010, our compensation committee granted a total of 68,799 RSUs to Mr. Horton, and 68,799 RSUs to Mr. Oz. Of these awards 104,171 RSUs are performance-based vesting awards in connection with our ICP, and the remainder were intended primarily to reward these executives for their performance during the preceding year.

All of our employees (including our executives), except those located in the People’s Republic of China, are eligible to participate in our Employee Stock Purchase Plan, or ESPP, if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. Our ESPP is intended to qualify under Section 423 of the Internal Revenue Code, and provides for consecutive, non-overlapping, six-month offering periods. Our ESPP permits participants to purchase common stock through payroll deductions. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price is 85% of the fair market value of our common stock on either the first day or the last day of the period, whichever is lower.

Performance-Based Compensation and Financial Restatement

We have not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

Severance and Change in Control Arrangements

All of our executives have employment and other agreements that provide for severance payments and/or acceleration of stock option and RSU vesting that would be triggered by an acquisition or other change in control of BigBand Networks. Generally, our executive officers are entitled to severance in an amount equal to six months’ base salary and health benefits if terminated or constructively terminated other than for cause; however, if an executive officer is terminated or constructively terminated within six months of a change in control, the executive is entitled to severance in an amount equal to twelve months’ salary and health benefits.

In addition, the equity awards to all of our executives provide for a potential acceleration of outstanding awards in the event that the executive is terminated or constructively terminated within six (6) months of us undergoing a change in control, as defined in such plans. See “Employee Benefit Plans” for a description of the change in control provisions contained in our equity incentive plans. The following table reflects the acceleration to which each executive officer would be entitled as of December 31, 2009:

		Number of		Percent of Unvested Shares
Name	Grant Date	Securities	Price	Vesting Upon Change in Control

Bassan-Eskenazi, Amir(1)	11/2/2006	18,939	$5.28	50% single trigger; 100% double trigger
	11/2/2006	95,644	5.28	50% single trigger; 100% double trigger
	5/19/2009	192,500	—	50% single trigger; 100% double trigger
	5/19/2009	100,000	—	50% single trigger; 100% double trigger
Castonguay, Maurice(2)	3/13/2008	225,000	$5.98	36 months double trigger
	8/12/2008	20,000	—	100% double trigger
	5/19/2009	50,575	—	100% double trigger
	5/19/2009	43,500	—	100% double trigger
Heard, David(2)	2/22/2007	13,623	$7.34	50% double trigger
	2/22/2007	52,002	7.34	50% double trigger
	12/9/2007	42,500	—	100% double trigger
	6/11/2008	21,250	—	100% double trigger
	5/19/2009	126,366	—	100% double trigger
	5/19/2009	46,319	—	100% double trigger
Horton, Robert(2)	4/10/2006	6,250	$2.20	Greater of 12 months or 50% double trigger
	12/9/2007	45,000	5.94	100% double trigger
	2/13/2008	7,500	—	100% double trigger
	6/11/2008	22,500	—	100% double trigger
	6/11/2008	15,000	—	100% double trigger
	5/19/2009	45,771		100% double trigger
	5/19/2009	27,243	—	100% double trigger
Oz, Ran(1)	11/2/2006	57,292	$5.28	50% single trigger; 100% double trigger
	11/8/2006	19,098	5.28	50% single trigger; 100% double trigger
	5/19/2009	43,360	—	50% single trigger; 100% double trigger
	5/19/2009	122,515	—	50% single trigger; 100% double trigger

(1)	Single trigger acceleration occurs upon a Change in Control, and double trigger occurs upon termination without Cause within one (1) year following a Change in Control.

(2)	Double trigger acceleration occurs upon termination within six (6) months of a Change in Control.

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each of our executive officers, assuming a change in control or termination event had occurred on December 31, 2009:

Termination Benefit Table

	Salary	Benefits		Accelerated Equity	Total

Amir Bassan-Eskenazi
Upon Change in Control	$325,000	$15,000	(4)	$503,100	$843,100
Termination: Without Cause	325,000	15,000	(4)	1,006,200	1,346,200
Termination: Death, Disability, Voluntary without Cause(1)	162,500	7,500	(5)	94,600	264,600
Maurice Castonguay
Termination upon Change in Control without Cause	$280,000	$15,012	(4)	$392,418	$687,430
Termination without Cause(2)	140,000	7,506	(5)	—	147,506
David Heard
Termination upon Change in Control without Cause	$325,000	$15,828	(4)	$813,336	$1,154,164
Termination without Cause(2)	162,500	7,914	(5)	—	170,414
Robert Horton
Termination upon Change in Control without Cause	$250,000	$5,976	(4)	$419,968	$675,944
Termination without Cause(3)	125,000	2,988	(5)	—	127,988
Ran Oz
Upon Change in Control	$225,000	$43,596	(6)	$290,465	$567,890
Termination: Without Cause	225,000	43,596	(6)	580,930	858,355
Termination: Death, Disability, Voluntary without Cause(1)	112,500	21,798	(7)	107,073	245,786

*	All payments indicated are payable in a lump sum on or about the date of the triggering event.

(1)	Voluntary termination without Cause requires six (6) months’ prior written notice to us, and will only be paid in a lump sum if we choose not to continue the executive’s employment during those six months.

(2)	Includes Constructive Termination, defined as a required change in location of more than 50 miles from the office location to which the executive would report; a failure to pay or a material reduction of salary level or benefits (unless such reductions are concurrently made for all other employees at a comparable level); a significant reduction of duties, position or responsibilities unless the reduction is solely by virtue of BigBand Networks being acquired or made part of a larger entity; or our determination that the executive’s services are no longer needed, all to which the executive has not expressly consented.

(3)	Includes the relocation of the executive’s principal place of employment more than 50 miles from Redwood City, California without his express prior written consent, a material reduction in salary or benefits, or a material diminution in authority, duties or responsibilities.

(4)	Equal to 12 months’ COBRA premiums, to be paid by us on behalf of the executive.

(5)	Equal to six (6) months’ COBRA premiums, to be paid by us on behalf of the executive.

(6)	Includes amounts equal to 12 months’ pension or insurance fund contributions, 12 months’ professional advancement fund contributions, 12 months’ disability insurance premiums and 12 months’ Israeli social security.

(7)	Includes amounts equal to six (6) months’ pension or insurance fund contributions, six (6) months’ professional advancement fund contributions, six (6) months’ disability insurance premiums and six (6) months’ Israeli social security.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our existing stock plans (other than time-based vesting RSUs) qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. We believe that RSUs that vest solely based on the passage of time do not qualify as performance-based under Section 162(m). In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and accordingly the compensation committee of our Board has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

Our compensation committee generally seeks input from our President and Chief Executive Officer, Amir Bassan-Eskenazi, when discussing the performance of, and compensation levels for executives other than himself. The compensation committee also works with Mr. Bassan-Eskenazi in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Neither Mr. Bassan-Eskenazi nor any of our other executives participates in deliberations relating to his own compensation.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Geoffrey Y. Yang (Chairman)
Harald Braun
Michael J. Pohl

The foregoing compensation committee report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that BigBand Networks specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2009 were Harald Braun, Michael J. Pohl, Geoffrey Y. Yang and Bruce I. Sachs (who resigned from the committee effective June 8, 2009). No compensation committee member was at any time during 2009, or at any other time, an officer or employee of BigBand Networks or any of our subsidiaries. None of our executives serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers during 2007, 2008 and 2009. We refer to these executive officers as our named executive officers.

							Non Equity
							Incentive
					Stock	Option	Plan
					Awards	Awards	Compensation	All Other
Name and Principal Position	Year		Salary	Bonus	(1)	(2)	(3)	Compensation		Total

Amir Bassan-Eskenazi	2009		$325,000	—	$1,692,800	$—	$78,180	$—		$2,095,980
Chairman, President and	2008		325,000	1,500	—	—	355,406	24,000	(4)	705,906
Chief Executive Officer	2007		319,167	60,125	—	—	84,270	81,713	(5)	545,275
Maurice Castonguay(6)	2009		$280,000	—	$581,900	$—	$39,554	$—		$901,454
Former Senior Vice President	2008	(7)	221,667	—	182,400	1,552,080	123,682	—		2,079,829
and Chief Financial Officer	2007		—	—	—	—	—	—		—
David Heard(8)	2009		$325,000	—	$1,058,000	$—	$51,250	$—		$1,434,250
Former Chief Operating	2008		325,000	23,369	228,650	—	248,785	6,250	(9)	832,054
Officer	2007		235,352	60,000	466,650	4,043,970	22,101	51,098	(10)	4,879,171
Robert E. Horton	2009		$250,000	—	$449,650	$—	$5,284	$13,830	(11)	$718,764
Senior Vice President and	2008		238,542	25,000	387,500	—	132,928	20,457	(12)	804,427
General Counsel	2007		205,208	—	—	339,777	25,723	20,541	(13)	591,249
Ran Oz	2009		$225,000	—	$1,058,000	$—	$34,801	$25,534	(14)	$1,343,335
Chief Technology Officer and	2008		225,000	—	—	—	109,984	25,815	(15)	360,799
Executive Vice President	2007		213,768	—	—	—	25,106	124,786	(16)	363,660

(1)	Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value that may be realized from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized will correspond to the amount shown.

(2)	Amounts shown represent the grant date fair value of option awards granted in the year indicated. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value, if any, that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. There is no assurance that the value, if any, eventually realized will correspond to the amount shown.

(3)	Amounts in this column reflect bonuses earned under our Incentive Compensation Plan in the year indicated, though some amounts were paid in the following year.

(4)	Reflects cash payments of $21.503 related to stock options exchanged at the election of the employee in 2006, and $2,500 related to vacation cash out.

(5)	Reflects cash payment of $81,713 related to stock options exchanged at the election of the employee in 2006.

(6)	Mr. Castonguay resigned from his position as our Chief Financial Officer effective May 1, 2010.

(7)	Amounts reflect prorated compensation from March 12, 2008 (Mr. Castonguay’s hire date) through December 31, 2008.

(8)	Mr. Heard resigned from his position as our Chief Operating Officer effective March 4, 2010.

(9)	Amount reflects $6,250 cash payment of related to vacation cash out.

(10)	Reflects relocation expenses.

(11)	Reflects cash payment of $13,830 related to stock options exchanged at the election of the employee in 2006.

(12)	Reflects cash payments of $9,400 related to stock options exchanged at the election of the employee in 2006, and $11,057 related to vacation cash out.

(13)	Reflects cash payments of $17,233 related to stock options exchanged at the election of the employee in 2006, and $3,308 related to vacation cash out.

(14)	Consists of payment for car leasing expenses in the amount of $2,220, taxes related to car expense benefit in the amount of $9,891 and other social benefits in the amount of $13,423.

(15)	Consists of payment for car leasing expenses in the amount of $11,232, taxes related to car expense benefit in the amount of $6,161 and other social benefits in the amount of $10,449.

(16)	Consists of payment for car leasing expenses in the amount of $11,232, taxes related to car expense benefit in the amount of $6,190, a cash payment of $91,331 related to vacation cash out and other social benefits in the amount of $33,455.

Grants of Plan-Based Awards for Fiscal 2009

The following table shows all plan-based awards granted to our named executive officers during 2009. The option awards identified in the table below are also reported in the Outstanding Equity Awards at 2009 Fiscal Year-End table below.

					All Other		All Other
					Stock		Option	Exercise
					Awards:		Awards:	or Base	Grant
					Number of		Number of	Price of	Date
					Shares of		Securities	Option	Fair Value
		Estimated Future Payouts Under			Stock or		Underlying	Awards	of Stock
	Grant	Non-Equity Incentive Plan Awards			Units		Options	($/sh)	and Option
Name	Date	Threshold	Target	Maximum	(1)		(1)	(2)	Awards

Amir Bassan-Eskenazi		$48,750	$325,000	$520,000	—		—	—	—
	5/19/2009				220,000	(3)	—	—	1,163,800
	5/19/2009				100,000	(4)	—	—	529,000
Maurice Castonguay		$42,000	$140,000	$224,000	—		—	—	—
	5/19/2009				57,800	(3)	—	—	305,762
	5/19/2009				52,200	(5)	—	—	276,138
David Heard		$34,125	$227,500	$364,000	—		—	—	—
	5/19/2009				144,418	(3)	—	—	763,971
	5/19/2009				55,582	(5)			294,029
Robert E. Horton		$22,500	$150,000	$240,000	—		—	—	—
	5/19/2009				52,309	(3)	—	—	276,715
	5/19/2009				32,691	(5)	—	—	172,935
Ran Oz		$20,250	$135,000	$216,000	—		—	—	—
	5/19/2009				52,982	(3)	—	—	280,275
	5/19/2009				147,018	(5)	—	—	777,725

(1)	The grant date fair value for stock awards was based on the grant date fair value (i.e. the closing price) of the underlying shares. The grant date fair value for option awards was based on the Black-Scholes option pricing model for use in valuing stock options. Assumptions used in the calculation of these award amounts are included in Note 8 to the Consolidated Financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value, if any, that a named executive officer may realize upon exercise of option awards will depend on the excess of the stock price over the exercise price on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.

(2)	The exercise price per share of the option awards granted represents the fair market value of the underlying shares of Common Stock on the date the options were granted.

(3)	This award vests over four years in eight (8) equal semi-annual installments beginning on November 19, 2009

(4)	This awards vests in one installment on May 19, 2013. Based on the attainment of certain pre-determined company performance criteria, 25% of the restricted stock units may accelerate in vesting on each of May 19, 2010, May 19, 2011 and May 19, 2012.

(5)	This award vests over three years in eight (8) equal semi-annual installments beginning on November 19, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2009.

						Stock Awards
						Number	Market
						of	Value
	Option Awards					Shares	of Shares
		Number of	Number of			or Units	or Units
		Securities	Securities			of Stock	of Stock
		Underlying	Underlying			That	That
	Vesting	Unexercised	Unexercised	Option	Option	Have	Have
	Commencement	Options	Options	Exercise	Expiration	Not	Not
Name	Date	Exercisable	Unexercisable	Price	Date	Vested	Vested

Amir Bassan-Eskenazi	10/1/2001	738,174	—	$0.60	12/30/2012(1)	—	—
	10/1/2001	103,500	—	0.60	4/29/2013(2)	—	—
	10/1/2003	688,106	—	1.00	9/27/2014(3)	—	—
	11/1/2007	260,417	114,583	5.28	11/2/2016(4)	—	—
	5/19/2009	—	—	—	—	192,500	662,200
	5/19/2009	—	—	—	—	100,000	344,000
Maurice Castonguay	3/12/2008	175,000	225,000	5.98	3/12/2018(3)	—	—
	8/12/2008	—	—	—	—	20,000	68,800 (5)
	5/19/2009	—	—	—	—	50,575	173,978
	5/19/2009	—	—	—	—	43,500	149,640
David Heard	2/22/2007	318,750	131,250	7.34	2/22/2017(3)	—	—
	12/9/2007	—	—	—	—	42,500	146,200 (6)
	6/11/2008	—	—	—	—	21,250	73,100 (5)
	5/19/2009	—	—	—	—	46,319	159,337
	5/19/2009	—	—	—	—	126,366	434,699
Robert E. Horton	2/1/2005	17,500	—	1.32	3/16/2015(3)	—	—
	4/10/2006	68,750	6,250	2.20	4/10/2016(2)	—	—
	12/9/2007	45,000	45,000	5.49	12/8/2017(2)	—	—
	2/13/2008	—	—	—	—	7,500	25,800 (6)
	6/11/2008	—	—	—	—	15,000	51,600 (6)
	6/11/2008	—	—	—	—	22,500	77,400 (5)
	5/19/2009	—	—	—	—	27,243	93,716
	5/19/2009	—	—	—	—	45,771	157,452
Ran Oz	10/1/2003	555,170	—	0.76	9/28/2014(2)	—	—
	11/1/2007	130,208	57,292	5.28	11/2/2016(4)	—	—
	11/1/2007	43,402	19,098	5.28	11/8/2016(4)	—	—
	5/19/2009	—	—	—	—	46,360	159,478
	5/19/2009	—	—	—	—	122,515	421,452

(1)	The shares underlying this option vest over two years at a rate of 1/24 per month following the vesting commencement date.

(2)	The shares underlying this option vest over four years at a rate of 1/48 per month following the vesting commencement date.

(3)	The shares underlying this option vest as to 25% of the shares on the one year anniversary of the vesting commencement date and 1/48 per month thereafter.

(4)	The shares underlying this option vest over three years at a rate of 1/36 per month following the vesting commencement date.

(5)	The RSUs vest as to 50% of the shares on each anniversary of the vesting commencement date.

(6)	The RSUs vest as to 25% of the shares on each anniversary of the vesting commencement date.

Option Exercises and Stock Vested For Fiscal 2009

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our named executive officers during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Amir Bassan-Eskenazi	—	—	27,500	100,375
Maurice Castonguay	—	—	35,925	135,926
David Heard	—	—	69,815	294,137
Robert E. Horton	75,000	287,102	36,986	182,798
Ran Oz	132,936	463,745	31,125	113,606

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has a balance in a non-qualified defined contribution plan or other deferred compensation plan maintained by us.

Employment Contracts and Change in Control Arrangements

Amir Bassan-Eskenazi.  We have entered into an employment agreement, dated January 1, 2000, with Mr. Bassan-Eskenazi, our President and Chief Executive Officer. Mr. Bassan-Eskenazi’s current annual salary is $412,000. Mr. Bassan-Eskenazi’s current annual additional variable compensation potential is $412,000. The level of Mr. Bassan-Eskenazi’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management. Mr. Bassan-Eskenazi’s employment agreement provides that, if Mr. Bassan-Eskenazi’s employment is terminated without cause and not due to death or disability, Mr. Bassan-Eskenazi would be entitled to a severance payment in an amount equal to twelve months of his then-current base salary and our company’s contribution to his health insurance premiums. This payment is conditioned on Mr. Bassan-Eskenazi’s execution of a comprehensive release of claims. Pursuant to Mr. Bassan-Eskenazi’s agreement, termination within one year following a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of BigBand is deemed to be termination without cause if one of the following has occurred (i) a reduction in salary or a material reduction in the level of benefits in effect immediately prior to the change in control, (ii) a diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control or (iii) a required change in location of more than 50 miles of the principal office to which Mr. Bassan-Eskenazi would report. Pursuant to his employment agreement, Mr. Bassan-Eskenazi may terminate the agreement at any time with at least six months’ written notice. Mr. Bassan-Eskenazi’s employment agreement further provides that upon the termination of Mr. Bassan-Eskenazi’s employment with us, we will reimburse Mr. Bassan-Eskenazi for moving and relocation expenses to Israel for Mr. Bassan-Eskenazi and his family. If such relocation reimbursements are considered compensation includible in gross income, we have agreed under Mr. Bassan-Eskenazi’s employment agreement to make a gross up payment in order to put him in the same financial position after the payment of taxes with respect to such includible amounts as he would have been if none of the reimbursement amounts had been includible in gross income.

We also entered into stock option agreements with Mr. Bassan-Eskenazi, pursuant to which, Mr. Bassan-Eskenazi may be eligible for vesting acceleration of the stock options in certain events as follows:

•	in the event of a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company, 50% of the shares subject to the options that at such time remain unvested would accelerate and immediately become vested and exercisable;

•	in the event that Mr. Bassan-Eskenazi is terminated, without cause, within one year following any change in control as described in the preceding paragraph, all remaining unvested shares subject to the options would accelerate and become immediately vested and exercisable;

•	a termination that would trigger this option vesting acceleration event includes each of the following occurring within one year after a change in control as described above: a material reduction in salary or level of benefits in effect immediately prior to the change in control, a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to a change in control or a required change in location of more than 50 miles of the principal office to which Mr. Bassan-Eskenazi would report.

•	in the event that Mr. Bassan-Eskenazi is terminated at any time without cause, any remaining unvested shares subject to the options would accelerate and become vested and exercisable;

•	in the event that Mr. Bassan-Eskenazi dies while employed by our company or ceases to be employed by our company by reason of his disability, the options granted to Mr. Bassan-Eskenazi that would have vested in the 180-day period following the date of death or disability, as applicable, would accelerate and become vested and exercisable immediately upon his death or disability, as applicable; and

•	in the event that Mr. Bassan-Eskenazi voluntarily terminates his employment with our company, other than in connection with an event pursuant to which we would have the right to terminate Mr. Bassan-Eskenazi for cause, the options granted to Mr. Bassan-Eskenazi that would have vested in the 180-day period following the date of termination would accelerate and become vested and exercisable immediately upon termination.

The term “cause” is defined in the option agreements to mean a refusal to render services to us pursuant to any employment agreement to which Mr. Bassan-Eskenazi has entered with us; a repeated refusal to follow our company rules or policies; the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty toward our company or our customers; a material breach of any employment agreement, non-disclosure or non-competition agreement that he has entered with us; a commission of a felony or an act of fraud or embezzlement or the misappropriation of money or other assets of the company; or unfairly competing with the company.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 19 of this proxy statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2009.

Maurice Castonguay.  Mr. Castonguay resigned from his position as our Chief Financial Officer effective May 1, 2010. In exchange for a release of all claims, our Board approved and Mr. Castonguay was provided with a severance payment of $120,000, and continued health insurance payments through April 30, 2011 worth $15,009. In addition, concurrent with the execution of a general release of claims, we and Mr. Castonguay agreed to a

Transition Services Agreement, pursuant to which Mr. Castonguay provided consulting services through August 31, 2010 at the rate of $5,000 per month.

David Heard.  Mr. Heard resigned from his position as our Chief Operating Officer effective March 4, 2010. In exchange for a release of all claims, our Board approved and Mr. Heard was provided with a severance payment of $142,500, and continued health insurance payments through March 31, 2011 worth $15,830. In addition, concurrent with the execution of a general release of claims, we and Mr. Heard agreed to a Transition Services Agreement, pursuant to which Mr. Heard provided consulting services through June 30, 2010 at the rate of $5,000 per month.

Robert Horton.  We have entered into an offer letter agreement dated January 4, 2005, as amended on December 9, 2007 and December 31, 2008, with Mr. Horton, our Senior Vice President and General Counsel. Mr. Horton’s current annual salary is $250,000. Mr. Horton’s current annual additional variable compensation potential is $150,000. The offer letter provides that if we terminate Mr. Horton without cause, or if the principal place of Mr. Horton’s employment is relocated more than 50 miles from Redwood City, California without his express written consent, he will receive a severance payment equal to six months of his then-current annual salary, and we will continue to provide Mr. Horton with any benefit plan offered to other executives for a period of six months following the date of Mr. Horton’s termination. The offer letter agreement defines “cause” to mean a serious violation of any company policy or engaging in criminal conduct. In addition, the offer letter provides that if Mr. Horton is terminated, constructively terminated or does not hold a comparable position, or if the principal place of Mr. Horton’s employment is relocated more than 50 miles from Redwood City, California without his express written consent within six months following a change in control, he will receive a severance payment equal to 12 months of his then-current annual salary, and we will continue to provide Mr. Horton with any benefit plan offered to other executives for a period of 12 months following the date of Mr. Horton’s termination, and the greater of the equivalent of twelve months accelerated vesting or 50% of the remaining unvested shares subject to Mr. Horton’s outstanding stock options would become immediately vested and exercisable. Mr. Horton has agreed not to resign as a result of constructive termination without first providing us with written notice of the acts or omissions constituting the grounds for constructive termination within 90 days of the initial existence of the grounds for constructive termination and a reasonable cure period of not less than 30 days following the date of the notice.

In the related option agreements we entered into with Mr. Horton, a “change in control” is defined to mean a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company. A termination that would trigger the option vesting acceleration event includes constructive termination by the new controlling party and Mr. Horton not holding a comparable position within six months following the change in control. The related option agreements further define a “termination event” to mean an involuntary termination without cause within six months of a change in control, or any of the following occurring within six months after a change in control: a material reduction in salary or level of benefits in effect immediately prior to the change in control, or a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control.

Additionally, we entered into RSU agreements with Mr. Horton that each provide for 100% vesting acceleration of the RSU shares if Mr. Horton is terminated or constructively terminated, without cause, within six months following a change in control.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 19 of this proxy statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2009.

Ravi Narula.  We have entered into an amended offer letter agreement with Ravi Narula, our Senior Vice President and Chief Financial Officer dated June 15, 2010. The offer letter provides for, effective May 1, 2010, an annual base salary of $253,100 and eligibility for up to $151,860 (60% of base salary) in variable compensation based on participation in our performance bonus program on the same basis as other members of our senior management. The offer letter also provides for the grant of an option to purchase 370,000 shares of our common stock with four year vesting and acceleration of the greater of (a) 12 months’ vesting or (b) 50% of the then outstanding shares under the grant upon Mr. Narula’s termination or constructive termination within six months of a change in control. Further, Mr. Narula will be eligible for the following severance benefits: (i) if he is terminated or constructively terminated (other than for cause), he will receive six months’ of his then-current base salary, and

(ii) if he is terminated or constructively terminated within six months of a change in control, he will receive twelve months’ of his then-current base salary.

Ran Oz.  Our wholly-owned Israeli subsidiary, BigBand Networks, Ltd., entered into an employment agreement dated January 2, 2000 with Mr. Oz, our Executive Vice President and Chief Technology Officer. Mr. Oz’s current annual base salary is $225,000. Mr. Oz’s current annual additional variable compensation potential is $135,000. In addition, the agreement provides for payment for a car for Mr. Oz and for social benefits, including contributions to a pension or insurance fund in an amount equal to 13.3% of Mr. Oz’s base salary, contributions to a professional advancement fund in an amount equal to 7.5% of Mr. Oz’s base salary, subject to Mr. Oz’s self-participation in the fund, and a disability insurance premium equal to 2.5% of Mr. Oz’s base salary.

The agreement further provides that, if the employment of Mr. Oz is terminated without good cause and not due to death or disability, Mr. Oz would be entitled to a 12-month prior notice or the payment of an amount equal to twelve months of his then-current salary and benefits. Pursuant to this agreement, termination within one year following a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company is deemed to be a termination without good cause. A reduction in salary or a material reduction in the level of benefits in effect immediately prior to the change in control, a diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control or a required change in location of more than 50 miles of the principal office to which Mr. Oz would report, each within one year following a change in control, are deemed “termination” in the agreement. In addition, any material adverse change by the company to Mr. Oz’s scope of responsibility, position or job description may be deemed, at Mr. Oz’s option, as a termination without cause. The agreement also provides that Mr. Oz is entitled to terminate his employment with our company following a six-month prior notice and receive an amount equal to six months of his then-current salary and benefits, regardless of whether our company continues his employment following such notice.

We also entered into an option agreement with Mr. Oz, pursuant to which Mr. Oz may be eligible for vesting acceleration of his stock options in certain events as follows:

•	in the event of a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company, 50% of the shares subject to the options that at such time remain unvested would accelerate and immediately become vested and exercisable;

•	in the event that Mr. Oz is terminated, without cause, within one year following any change in control as described in the preceding paragraph, all remaining unvested shares subject to his option would accelerate and become immediately vested and exercisable;

•	a termination that would trigger this option vesting acceleration event includes each of the following occurring within one year after a change in control as described above: a material reduction in salary or level of benefits in effect immediately prior to the change in control, a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to a change in control or a required change in location of more than 50 miles of the principal office to which Mr. Oz would report.

•	in the event that Mr. Oz is terminated at any time without cause, any remaining unvested shares subject to the options would accelerate and become vested and exercisable;

•	in the event that Mr. Oz dies while employed by our company or ceases to be employed by our company by reason of his disability, the options granted to Mr. Oz that would have vested in the 180-day period following the date of death or disability, as applicable, would accelerate and become vested and exercisable immediately upon his death or disability, as applicable; and

•	in the event that Mr. Oz voluntarily terminates his employment with our company, other than in connection with an event pursuant to which we would have the right to terminate Mr. Oz for cause, the options granted to Mr. Oz that would have vested in the 180-day period following the date of termination would accelerate and become vested and exercisable immediately upon termination.

The term “cause” is defined in Mr. Oz’s the option agreement to mean a refusal to render services to us pursuant to any employment agreement to which Mr. Oz has entered with us; a repeated refusal to follow our company rules or policies; the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty towards our company or our customers; a material breach of any employment agreement, non-disclosure or non-competition agreement that he has entered with us; a commission of a felony or an act of fraud or embezzlement or the misappropriation of money or other assets of our company; or unfairly competing with our company.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 19 of this proxy statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 about our common stock that may be issued under our prior and existing equity compensation plans.

	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available for
	Issued Upon	Exercise	Future Issuance Under
	Exercise of	Price of	Equity Compensation Plans
	Outstanding	Outstanding	(Excluding Securities Reflected
Plan Category	Options(1)	Options	in the First Column)

Equity compensation plans approved by security holders(2)	14,612,140	$—	9,972,255	(3)
Options	12,083,814	4.32	—
Awards	2,497,076	—	—
Equity compensation plans not approved by security holders(4)	—	$7.34	—
Options	31,250	7.34	—

Total	12,177,564	$4.33	9,972,255

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan.

(2)	Includes the 2007 Employee Stock Purchase Plan (the “ESPP”), the 2007 Equity Incentive Plan (the “2007 Plan”), the Amended 2003 Share Option and Incentive Plan (the “2003 Plan”), the Amended 2001 Share Option and Incentive Plan (the “2001 Plan”), and the 1999 Share Option and Incentive Plan (the “1999 Plan”). Equity awards under the 2003 Plan, the 2001 Plan and the 1999 Plan have been discontinued and new equity awards are being granted under the 2007 Plan. Remaining authorized shares under the discontinued plans that were not subject to outstanding awards as of the adoption of the 2007 Plan were canceled. The discontinued plans will remain in effect as to outstanding equity awards granted under the plan prior to the adoption of the 2007 Plan.

(3)	Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2009, an aggregate of 7,496,857 and 2,475,398 shares of common stock were available for issuance under the 2007 Plan and the ESPP, respectively. Under the terms of the 2007 Plan, any shares subject to any options under our discontinued plans (see note 1) that are outstanding upon the adoption of the 2007 Plan and that subsequently expire unexercised, up to a maximum of an additional 30,000,000 shares will become available for issuance under the 2007 Plan. Under the terms of the 2007 Plan, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 6,000,000 shares, (b) 5% of the outstanding shares on December 31 of the previous year or (c) a lesser amount determined by the Board of Directors. Under the terms of the ESPP, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 3,000,000 shares, (b) 2% of the outstanding shares on December 31 of the previous year or (c) a lesser amount determined by the Board of Directors.

(4)	In the three months ended March 31, 2007, we awarded a non-plan stock option grant for 31,250 shares with an exercise price of $7.34 per share to a non-employee relating to recruiting services provided to us. The award fully vested on the date of grant.

COMPENSATION OF DIRECTORS

We have adopted a compensation policy that is applicable to all of our non-employee directors. As of December 31, 2009, this compensation policy provided that each such non-employee director would receive the following compensation for Board services (with certain changes that became effective January 1, 2010 noted):

•	an annual director retainer of $20,000;

•	compensation for attending board meetings in-person of $2,000 per meeting ($1,000 per meeting effective January 1, 2010);

•	compensation for attending committee meetings in-person of $1,000 per meeting;

•	compensation for attending board or committee meetings telephonically of $500 per meeting, and $750 per committee meeting that is longer than one hour;

•	upon first joining the board, an initial grant of a stock option to purchase 50,000 shares of our common stock vesting as to 25% of the shares on the first anniversary of the grant date and an additional 1/48th of the total shares vesting monthly thereafter so that the award is fully vested four years after the grant date, subject to continued service on the Board;

•	for each director whose term continues following an annual meeting, an automatic annual grant of a stock option for the purchase of 12,500 shares of our common stock (increased to 19,300 shares in April 2010) vesting as to 1/12th of the shares per month so that the award is fully vested one year after the grant date, and 8,200 restricted stock units (increased to 12,800 shares in April 2010) vesting as to 1/4th of the shares per quarter so that the award is fully vested one year after the grant date, subject to continued service on the Board; and

•	Committee chairperson compensation for each full year of service as follows:

•	the chairperson of the audit committee receives (i) an automatic additional grant of 4,070 restricted stock units, plus (ii) a cash retainer of $25,000;

•	the chairperson of the compensation committee receives (i) an automatic additional grant of 2,440 restricted stock units, plus (ii) a cash retainer of $12,000; and

•	the chairperson of the nominating and governance committee receives (i) an automatic additional grant of 810 restricted stock units, plus (ii) a cash retainer of $5,000.

•	The restricted stock units vest as to 1/4th of the shares per quarter so that the award is fully vested one year after the grant date, and is subject to continued Board service.

Committee chairperson equity compensation was removed from the director compensation policy in April 2010.

Following a change in control, pursuant to our compensation policy for non-employee directors, all options and restricted stock units granted to the director shall fully vest and become immediately exercisable.

Non-Employee Director Compensation Table for Fiscal 2009

The following table shows compensation information for our current and former non-employee directors for fiscal 2009. Neither Mr. Bassan-Eskenazi nor Mr. Oz received any separate compensation for their Board activities.

	Fees
	Earned
	or Paid	Option
Name	in Cash(1)	Awards(2)(3)	Total

Harald Braun	$33,000	$124,020	$157,020
Dean Gilbert	$6,500	$0	$6,500
Kenneth Goldman	$72,250	$83,593	$155,843
Gal Israely	$18,000	$0	$18,000
Michael J. Pohl	$28,250	$124,020	$152,270
Bruce I. Sachs	$24,000	$0	$24,000
Robert Sachs	$38,750	$65,825	$104,575
Dennis Wolf	$10,000	$124,020	$134,020
Geoffrey Y. Yang	$56,000	$74,727	$130,727

(1)	Consists of the annual retainer, additional fees for directors who chair a Board committee and attendance fees, where applicable.

(2)	Amounts shown represent the aggregate grant date fair value of the stock awards. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown.

(3)	The aggregate number of stock awards (which consisted solely of RSUs) and the aggregate number of option awards outstanding at December 31, 2009 were as follows:

	RSUs	Option Awards
	Outstanding as of	Outstanding as of
	December 31,	December 31,
Name	2009	2009

Harald Braun	0	50,000
Dean Gilbert	0	0
Kenneth Goldman	4,100	106,250
Gal Israely	0	0
Michael J. Pohl	0	50,000
Bruce I. Sachs	0	0
Robert Sachs	4,100	85,000
Dennis Wolf	0	50,000
Geoffrey Y. Yang	4,100	88,750

Further, the table below shows the grant date fair value of each equity award granted to each non-employee director in 2009:

					Grant Date
			Grant Date		Fair Value	Total Grant Date
		Restricted	Fair Value	Option	of Option	Fair Value
		Stock Units	of Restricted	Awards	Awards	of RSUs and
		Granted	Stock Units	Granted	Granted	Option Award
Name	Grant Date	#	$	#	$	$

Harald Braun	11/11/2009			50,000	124,020	124,020
Kenneth Goldman	5/19/2009	8,200	30,422
	5/19/2009			6,250	22,166
	11/11/2009			12,500	31,005	83,593
Michael J. Pohl	11/11/2009			50,000	124,020	124,020
Robert Sachs	2/24/2009			1,250	4,398
	11/11/2009			12,500	31,005
	11/11/2009	8,200	30,422			65,825
Dennis Wolf	11/11/2009			50,000	124,020	124,020
Geoffrey Y. Yang	5/19/2009			3,750	13,300
	11/11/2009			12,500	31,005
	11/11/2009	8,200	30,422			74,727

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement incorporates by reference the following documents:

(i) Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 5, 2010;

(ii) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 7, 2010; and

(iii) Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the SEC on August 9, 2010.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Robert E. Horton
Senior Vice President, General
Counsel and Corporate Secretary

Dated: September 20, 2010

APPENDIX A

List of Peer Companies for Executive Compensation Purposes
Acme Packet
Applied Signal Technology
Aruba Networks
Cohu
Digi International
Harmonic
Isilon Systems
Ixia
Limelight Networks
Monolithic Power Systems
Riverbed Technology
Seachange International
Starent Networks
TiVo

A-1

Directions to the Special Meeting of Stockholders of BigBand Networks, Inc.

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304-1050

FROM THE NORTH

Interstate 280 South to the Page Mill Road exit. Turn left (east) at the bottom of the off-ramp. Remain on Page Mill Road for approximately 2.3 miles, through the 5th traffic light (Hansen Way). Take the left turn lane into the west entrance, or go to the traffic light at Ramos and make a left into the east entrance.

U.S. 101 South to the Embarcadero/Oregon Expressway exit. This is a three-part exit, the third of which is the beginning of Oregon Expressway. Stay on the expressway for approximately 2 miles (6 traffic lights) until you cross El Camino Real. Turn right at the next light (Ramos) into the east entrance.

FROM THE SOUTH

Interstate 280 North to the Page Mill Road Exit. Turn right (east) at the bottom of the off-ramp. Remain on Page Mill Road for approximately 2.3 miles, through the 5th traffic light (Hansen Way). Take the left turn lane into the west entrance or go to the traffic light at Ramos and make a left into the east entrance.

U.S. 101 North to the Embarcadero/Oregon Expressway exit. Stay on the expressway for approximately 2 miles (6 traffic lights) until you cross El Camino Real. Turn right at the next light (Ramos) into the east entrance.

There are three ways to vote your Proxy
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIGBAND NETWORKS, INC.

The Board of Directors Recommends a Vote FOR Item 1.

	For	Against	Abstain

1. Approval of Stock Option Exchange Program.	0	0	0
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSAL 1
Please sign exactly as your name(s) appear(s) on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Address Change? Mark this box and indicate changes on reverse side.                    0

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BIGBAND NETWORKS, INC.
SPECIAL MEETING OF STOCKHOLDERS
Monday, October 18, 2010
11:00 a.m. Pacific Time
At the offices of
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304

BigBand Networks, Inc.

Mailing Address:	475 Broadway Street, Redwood City, CA 94063	Proxy
This proxy is solicited by the Board of Directors for use at the Special Meeting on October 18, 2010.
If no choice is specified, the proxy will be voted “FOR” Item 1.
By signing the proxy, you revoke all prior proxies and appoint Amir Bassan-Eskenazi and Robert Horton, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 18, 2010. The proxy statement annual report, and quarterly reports of BigBand Networks, Inc. are available at https://materials.proxyvote.com/089750.
Directions to the offices of Wilson Sonsini Goodrich & Rosati, P.C. to attend the Special Meeting and vote in person are included in our proxy statement.
Address Change:
If you noted an Address Change above, please check the
corresponding box on the reverse side.